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                                                                    EXHIBIT 99.1

                            ACTION BY WRITTEN CONSENT
                                OF THE HOLDERS OF
                                 COMMON STOCK OF
                     SALES MARKETING ADMINISTRATION RESEARCH
                           TRACKING TECHNOLOGIES, INC.
                            -------------------------

         The undersigned, being the holders of a majority of the issued and outstanding shares of Common Stock, par value $0.001 per share ("Common Stock") of Sales Marketing Administration Research Tracking Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to the Bylaws of the Corporation and Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopt the following resolutions by written consent:

Approval of Merger and Agreement and Plan of Reorganization.

         WHEREAS, the Corporation has entered into that certain Agreement and Plan of Reorganization, dated as of May 12, 1999, by and among the Corporation, i2 Technologies, Inc., a Delaware corporation ("i2"), and Intelligent Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of i2 ("Merger Sub"), in the form attached hereto as Exhibit A (together with all exhibits and schedules attached thereto, the "Merger Agreement"), providing for the merger of Merger Sub with and into the Corporation upon the terms and conditions stated in the Merger Agreement (the "Merger");

         WHEREAS, the Board of Directors of the Corporation has adopted and approved the Merger Agreement and Merger, and submitted the same to the holders of capital stock of the Corporation for approval by executing this Consent, among other written consents.

         NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Merger Agreement and the other transactions, documents and instruments contemplated by the Merger Agreement be and they hereby are, authorized and approved.

Termination of Stockholder Agreements.

         WHEREAS, Section 7.3(l) of the Merger Agreement requires that all agreements among the Corporation and any of its securityholders or optionholders, or among and of the Corporation's securityholders or optionholders, providing for registration rights, rights of first refusal, rights of co-sale, rights relating to the voting of the Corporation's securities, rights requiring the Corporation to obtain the consent or approval of any such securityholders or optionholders prior to taking or failing to take any action, shall be terminated effective immediately prior to the Closing, except to the extent that such provisions would otherwise cease to apply to the Corporation and i2 securities upon Closing;


         WHEREAS, the Corporation, certain officers and managers of the Corporation, and certain holders of Preferred Stock entered into that certain Second Amended and Restated Co-Sale and First Refusal Agreement, dated October 30, 1997 (the "Co-Sale Agreement"), pursuant to which the officers and managers that are parties thereto provided the other parties with a right of first refusal to purchase any shares proposed to be transferred by such officers and managers and a right of co-sale in connection with any such transfer; and

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         WHEREAS, the Corporation, certain holders of Common Stock, and certain holders of Preferred Stock entered into that certain Voting Agreement, dated October 30, 1997 (the "Voting Agreement"), pursuant to which the parties thereto agreed to vote their respective shares for the election to and removal from the SMART Board of Directors of persons designated by certain groups, and the Corporation agreed to enter into indemnification agreements with such director designees.


         NOW, THEREFORE, BE IT RESOLVED, that effective immediately prior to and conditioned upon the Closing (as defined in the Merger Agreement), the undersigned holders who are party to the Co-Sale Agreement and the Voting Agreement hereby acknowledge and agree that such Co-Sale Agreement and the Voting Agreement shall be terminated and shall thereafter have no further force or effect; provided, however, that in the event that the Merger Agreement is terminated prior to the Closing, this resolution shall have no force or effect and the each of the aforementioned agreements shall continue in full force and effect in accordance with their respective terms and conditions.


         This Consent shall be filed with the Minutes of the proceedings of the Board of Directors and stockholders.

         This Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the party hereto has caused this Consent to be executed as of the day and year identified below.


Date:                                          By:
     -------------------                          ------------------------------
                                               Printed Name:
                                                            --------------------


IMPORTANT: The printed name on this Consent must correspond with the name as written on the face of the certificate(s) representing the shares of Common Stock of the Corporation held by the signator hereto.